Exhibit 7.b

                     JOINT FILING AGREEMENT

                        Pursuant to Rule
                           13d-1(f)(1)



     The undersigned agree that a Joint Statement on Schedule 13D and any and all amendments thereto may be filed on behalf of each of them to report their acquisition of beneficial ownership of Common Stock, $.10 par value, of Struthers Industries, Inc.
     Each person on whose behalf such joint statement is filed is responsible for the timely filing of such statement and any amendments thereto and for the completeness and accuracy of the information concerning such person contained thereon and is not responsible for the completeness and accuracy of the information concerning the other filing persons, unless such person knows or has reason to believe that such information is inaccurate in any material respect.

September 16, 1996                 WINCO Corp.
      Date

                              By:  /s/ William A. Shea, Jr.
                                            Signature

                                   William A. Shea, Jr., Director
                                        Name and Title


September 11, 1996                 Northwest Asian Territory
      Date                              Family Trust III

                              By:  /s/ J. A. Gommel
                                      Signature

                                    J. A. Gommel
                                           Trustee


September 11, 1996                 /s/ J. A. Gommel
      Date                                 Signature

                                   J. A. Gommel
                                           Name